Exhibit 99.1
Hercules Offshore Announces First Quarter 2008 Earnings
HOUSTON, May 1, 2008, — Hercules Offshore, Inc. (Nasdaq: HERO) today reported net income of $4.5 million, or $0.05 per diluted share, on revenues of $213.4 million for the first quarter 2008, compared to net income of $33.4 million, or $1.03 per diluted share, on revenues of $110.5 million for the first quarter 2007.
Randy Stilley, Chief Executive Officer and President of Hercules Offshore stated, “Our first quarter results are indicative of a challenging environment for all of our domestic business segments, and the anticipated upturn in U.S. Gulf of Mexico shallow water drilling activity did not arrive in a meaningful way until late in the quarter. However, we believe the gradual improvement in activity in this region will positively impact results in our Domestic Offshore and Inland segments throughout the remainder of the year.”
Mr. Stilley continued, “Our international operations gained strength in the first quarter as we continued to successfully execute our growth strategy. We expanded our fleet to include three additional jackup rigs capable of working internationally as well as relocating the Whale Shark liftboat to the Middle East. International contract backlog was also extended with the three-year contracts in Saudi Arabia that were secured for two of these new rigs along with lengthy contract extensions at significantly higher dayrates for three other international jackups. Our successful international expansion efforts will benefit our financial results as we move throughout 2008 and beyond.”
Offshore Highlights
During the first quarter 2008, Domestic Offshore revenues were $62.4 million compared to $42.8 million in the first quarter 2007. This 46% increase was the result of additional operating days stemming from the acquisition of TODCO in July 2007, partially offset by a decline in average revenue per day per rig to $56,873 from $90,363 and a decrease in utilization to 54.8% from 87.8% resulting from weak demand in the U.S. Gulf of Mexico. Average operating expenses per day per rig decreased in the first quarter 2008 to $23,862 from $25,117 in the corresponding quarter of 2007 due primarily to the warm stacking of several idle rigs. Domestic Offshore recorded an operating loss of $1.9 million for the first quarter 2008 compared to operating income of $24.8 million in the prior year period.
International Offshore revenues increased 213% to $65.3 million in the first quarter 2008 from $20.9 million for the comparable period of 2007 due primarily to increased operating days resulting from the TODCO acquisition. Average revenue per day per rig for the first quarter 2008 declined by 14% to $99,913 from $115,978 in the first quarter 2007 due to a mix shift in the type of rigs in this segment, while utilization declined from 100% to 92.2% largely due to the transport of one of our jackups from Brazil to West Africa. Average operating expense per day per rig decreased to $32,147 in the first quarter 2008 from $41,016 in the year-ago period. Operating income increased by approximately $22.8 million to $34.4 million in the first quarter 2008 from $11.6 million in the first quarter 2007.
Inland Highlights
Inland generated revenues of $40.3 million and an operating loss of $1.9 million during the first quarter 2008. Average revenue per day per rig was $42,930 on utilization of 60.6%. The Company did not have inland barge operations prior to the third quarter of 2007.

Liftboat Highlights
Domestic Liftboats revenues decreased to $15.9 million in the first quarter 2008 from $32.7 million in the first quarter 2007. Unusually rough weather conditions in the U.S. Gulf of Mexico, coupled with an increase in the number of vessels servicing this region resulted in a decline in utilization to 38.2% in the first quarter 2008 from 65.1% in the prior year period. Average revenue per day per liftboat decreased to $9,965 from $12,262 in the same periods of 2008 and 2007, respectively, due to a shift toward smaller vessels in the mix of liftboats being utilized and general weakness in dayrates. Domestic Liftboats recorded an operating loss of $4.6 million in the first quarter 2008 versus operating income of $12.5 million in the first quarter 2007.
International Liftboats revenues increased to $18.3 million in the first quarter 2008 from $14.1 million in the prior year period. This increase is attributable to an increase in average revenue per day per liftboat of approximately $3,000 to $15,030 in the first quarter 2008 from $12,095 in the first quarter 2007. Utilization essentially remained flat at 78.7%. Average operating expense per day per liftboat declined to $4,667 in the first quarter 2008 from $4,709 in the prior year period. Operating income increased by 83% to $8.1 million in the first quarter 2008 from $4.5 million in the first quarter 2007.
Other Highlights
Our Other segment includes the results of our wholly owned subsidiary, Delta Towing, which was acquired as part of the TODCO acquisition and the wind down costs associated with our fourth quarter 2007 land rig sale. This segment recorded an operating loss of $1.3 million on revenues of $11.1 million in the first quarter 2008 primarily as a result of the aforementioned delayed recovery in drilling activity in both the U.S. Gulf of Mexico and Inland regions.
Balance Sheet Highlights
At March 31, 2008, the Company’s balance sheet reflected total assets of $3.6 billion, including cash and equivalents and marketable securities totaling $34.5 million, total debt of $909.4 million and stockholders’ equity of $2.0 billion. During the first quarter of 2008, the Company purchased two jackup drilling rigs and related equipment for $220.0 million with cash on hand.  In addition, during the first quarter of 2008, the Company paid a deposit of $10.0 million to be applied to the purchase of a third jackup rig upon closing.
Conference Call Information
Hercules Offshore will conduct a conference call at 10:00 a.m. CDT (11:00 a.m. EDT) on Thursday, May 1, 2008, to discuss its first quarter 2008 financial results. To participate in the call, dial 866-203-2528 (domestic) or 617-213-8847 (international) and reference access code 66601764 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on Thursday, May 1, 2008, beginning at 12:00 p.m. CDT (1:00 p.m. EDT), through Thursday, May 8, 2008. The phone number for the conference call replay is 888-286-8010 (domestic) or 617-801-6888 (international) with reference code 43103458. Additionally, the recorded conference call will be accessible through our Web site at http://www.herculesoffshore.com for 28 days after the conference call.

Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 35 jackup rigs, 27 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels, and has operations in nine different countries on four continents. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.
For more information, please visit our Web site at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s Web site at http://www.sec.gov/ or the company’s Web site at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:
Stephen M. Butz
Vice President Finance and Treasurer
Hercules Offshore, Inc.
713-350-8315

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$34,482	$212,452
Marketable Securities	—	39,300
Accounts Receivable, Net	207,724	221,663
Insurance Claims Receivable	10,880	43,342
Supplies	2,489	2,494
Prepaids	21,595	31,417
Current Deferred Tax Asset	17,551	17,551
Other	23,909	23,565

	318,630	591,784

Property and Equipment, Net	2,286,665	2,060,224
Goodwill	942,138	940,241
Other Assets, Net	52,583	50,290

	$3,600,016	$3,642,539

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$21,593	$21,653
Insurance Note Payable	6,821	16,931
Accounts Payable	102,659	105,527
Accrued Liabilities	74,216	80,138
Taxes Payable	2,148	23,006
Other Current Liabilities	16,766	16,845

	224,203	264,100

Long-term Debt, Net of Current Portion	887,762	890,013
Other Liabilities	26,996	19,518
Deferred Income Taxes	449,464	457,475

Commitments and Contingencies

Stockholders’ Equity	2,011,591	2,011,433

	$3,600,016	$3,642,539

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues	$213,386	$110,464

Costs and Expenses:
Operating Expenses	132,809	41,527
Depreciation and Amortization	43,626	11,730
General and Administrative	16,364	9,163

	192,799	62,420

Operating Income	20,587	48,044

Other Income (Expense):
Interest Expense	(15,960)	(2,090)
Other, Net	2,207	1,275

Income Before Income Taxes	6,834	47,229
Income Tax Provision	(2,348)	(13,838)

Net Income	$4,486	$33,391

Earnings Per Share:
Basic	$0.05	$1.04
Diluted	$0.05	$1.03
Weighted Average Shares Outstanding:
Basic	88,859	31,975
Diluted	89,572	32,471

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Cash Flows from Operating Activities:
Net Income	$4,486	$33,391
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	43,626	11,730
Stock-based Compensation Expense	2,413	1,151
Deferred Income Taxes	1,218	3,261
Amortization of Deferred Financing Fees	760	180
Excess Tax Benefit from Stock-based Arrangements	(324)	(715)
Gain on Disposal of Assets	(45)	(296)
(Increase) Decrease in Operating Assets -
Accounts Receivable	13,939	5,900
Insurance Claims Receivable	(42)	(3,626)
Prepaid Expenses and Other	7,020	3,243
Increase (Decrease) in Operating Liabilities -
Accounts Payable	(2,868)	6,383
Insurance Note Payable	(10,110)	(6,058)
Other Current Liabilities	(16,712)	(1,700)
Other Liabilities	1,297	(209)

Net Cash Provided by Operating Activities	44,658	52,635

Cash Flows from Investing Activities:
Acquisition of Assets	(230,045)	—
Investment in Marketable Securities	—	(34,000)
Proceeds from Sale of Marketable Securities	39,300	—
Additions of Property and Equipment	(45,813)	(13,719)
Deferred Drydocking Expenditures	(5,546)	(5,486)
Insurance Proceeds Received	19,355	—
Proceeds from Sale of Assets, Net	2,047	610

Net Cash Used in Investing Activities	(220,702)	(52,595)

Cash Flows from Financing Activities:
Payment of Debt	(2,250)	(350)
Proceeds from Exercise of Stock Options	—	960
Excess Tax Benefit from Stock-based Arrangements	324	715

Net Cash Provided by (Used In) Financing Activities	(1,926)	1,325

Net Increase (Decrease) in Cash and Cash Equivalents	(177,970)	1,365
Cash and Cash Equivalents at Beginning of Period	212,452	72,772

Cash and Cash Equivalents at End of Period	$34,482	$74,137

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Domestic Offshore:
Number of rigs (as of end of period)	28	6
Revenues	$62,447	$42,831
Operating expenses	47,772	13,563
Depreciation and amortization expense	15,335	2,561
General and administrative expenses	1,230	1,942

Operating income (loss)	$(1,890)	$24,765

International Offshore:
Number of rigs (as of end of period)	11	3
Revenues	$65,343	$20,876
Operating expenses	22,792	7,383
Depreciation and amortization expense	7,586	1,368
General and administrative expenses	615	530

Operating income	$34,350	$11,595

Inland:
Number of barges (as of end of period)	27	—
Revenues	$40,268	$—
Operating expenses	31,926	—
Depreciation and amortization expense	9,660	—
General and administrative expenses	622	—

Operating loss	$(1,940)	$—

Domestic Liftboats:
Number of liftboats (as of end of period)	47	47
Revenues	$15,944	$32,703
Operating expenses	13,894	13,640
Depreciation and amortization expense	5,952	6,070
General and administrative expenses	649	538

Operating income (loss)	$(4,551)	$12,455

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
International Liftboats:
Number of liftboats (as of end of period)	18	17
Revenues	$18,291	$14,054
Operating expenses	7,220	6,941
Depreciation and amortization expense	1,984	1,704
General and administrative expenses	939	950

Operating income	$8,148	$4,459

Other:
Revenues	$11,093	$—
Operating expenses	9,205	—
Depreciation and amortization expense	2,575	—
General and administrative expenses	582	—

Operating loss	$(1,269)	$—

Total Company:
Revenues	$213,386	$110,464
Operating expenses	132,809	41,527
Depreciation and amortization expense	43,626	11,730
General and administrative expenses	16,364	9,163

Operating income	20,587	48,044
Interest expense	(15,960)	(2,090)
Other income	2,207	1,275

Income before income taxes	6,834	47,229
Income tax provision	(2,348)	(13,838)

Net income	$4,486	$33,391

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended March 31, 2008
					Average
				Average	Operating
				Revenue	Expense
	Operating	Available	Utilization	per Day	per Day
	Days	Days	(1)	(2)	(3)
Domestic Offshore	1,098	2,002	54.8%	$56,873	$23,862
International Offshore	654	709	92.2%	99,913	32,147
Inland	938	1,547	60.6%	42,930	20,637
Domestic Liftboats	1,600	4,186	38.2%	9,965	3,319
International Liftboats	1,217	1,547	78.7%	15,030	4,667

	Three Months Ended March 31, 2007
					Average
				Average	Operating
				Revenue	Expense
	Operating	Available	Utilization	per Day	per Day
	Days	Days	(1)	(2)	(3)
Domestic Offshore	474	540	87.8%	90,363	$25,117
International Offshore	180	180	100.0%	115,978	41,016
Inland	—	—	—	—	—
Domestic Liftboats	2,667	4,099	65.1%	12,262	3,328
International Liftboats	1,162	1,474	78.8%	12,095	4,709

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold-stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period. Included in International Offshore revenue is a total of $2.0 million and $1.8 million related to amortization of deferred mobilization revenue and contract specific capital expenditures reimbursed by the customer for the three months ended March 31, 2008 and 2007, respectively.

(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per-day expenses we incur when they are under contract. Included in International Offshore operating expense is a total of $0.8 million and $1.2 million related to amortization of deferred mobilization expenses for the three months ended March 31, 2008 and 2007, respectively.